UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

March 20, 2014
Date of Report (Date of earliest event reported)

AGENUS INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

781-674-4400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other events

Agenus Inc. today announced that GlaxoSmithKline’s MAGRITi study, a Phase 3 randomized, blinded, placebo-controlled MAGE-A3ii cancer immunotherapeutic trial in non-small cell lung cancer patients, which contains Agenus’QS-21 Stimulon® adjuvant, did not meet its first or second co-primary endpoint.  The study did not significantly extend the disease-free survival (DFS)iii period when compared to placebo in the overall MAGE-A3 positive patients or patients who did not receive chemotherapy.

GSK announced that it will continue the study until an analysis of the third co-primary endpoint is complete. The third co-primary endpoint is based on predefined criterion that was discussed with regulatory authorities. This analysis is based on gene signature and designed to prospectively identify MAGE-A3 positive patients who may benefit more from treatment. If further analysis shows that the predefined gene signature subset data are successful, there is the potential for regulatory filing. GSK anticipates that these data should be available in 2015. Until then, GSK will remain blinded to all safety and efficacy data.

The Independent Data Monitoring Committee for the MAGRIT study indicated that a review of the safety information raised no specific concern for the continuation of the trial.

i A double-blind, randomised, placebo-controlled Phase III trial to assess the efficacy of recMAGE-A3 + AS15 antigen-specific cancer immunotherapeutic as adjuvant therapy in patients with MAGE-A3 positive NSCLC  (MAGRIT, NCT00480025).
ii MAGE-A3 cancer immunotherapeutic consists of recombinant MAGE-A3 protein and a novel immunostimulant AS15 (a combination of QS-21 Stimulon® adjuvant, monophosphoryl lipid A, and CpG7909, a TLR-9 agonist, in a liposomal formulation).
iii DFS is defined as the time from randomization to the date of first recurrence of the disease or death, whichever comes first.
iv Access to a proportion of the data (the training set) will allow for the unbiased generation of a mathematical model to assess the third co-primary endpoint in the remainder of the data (the test set).

Item 9.01      Financial Statements and Exhibits

            (d) Exhibits

            The following exhibit is filed herewith:

                        99.1     Press Release dated March 20, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGENUS INC.

Date: March 20, 2014	By:	/s/ Garo H. Armen

Garo H. Armen
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated March 20, 2014